Exhibit 4.m

Fidelity & Guaranty Life Insurance Company

RETURN OF PREMIUM DEATH BENEFIT RIDER

This rider is a part of the Contract to which it is attached. It is subject to the terms, conditions, and provisions contained in the Contract. The following provisions are added to the Contract. This rider will supersede any conflicting provisions of the Contract.

RIDER SPECIFICATIONS TABLE

Return of Premium Death Benefit Basis

[Premium] received reduced proportionately by the percentage reduction in Account Value, at the time of Withdrawal, for each Withdrawal, including any applicable Surrender Charge thereon.

[Rider Charges and Strategy Charges are[ not] considered withdrawals for the purposes of this rider.]

[The Return of Premium Death Benefit Basis does not include Bonus, if applicable.]

Return of Premium Death Benefit Date	[Date the Surrender Charge Schedule has elapsed][At any time prior to the Maturity Date][Maximum attained age of the (oldest) Annuitant of [X]][Maturity Age]

RIDER OVERVIEW

WHEN IS THIS RIDER EFFECTIVE?

The rider effective date is the Issue Date.

WHAT BENEFIT DOES THIS RIDER PROVIDE?

Under Your base Contract, a Death Benefit is provided upon Death. The Return of Premium Death Benefit Amount provided by this rider is the amount You will receive upon Death, if greater than Your base Death Benefit. The Return of Premium Death Benefit Amount is in lieu of, and not in addition to, Your base Death Benefit.

RETURN OF PREMIUM DEATH BENEFIT AMOUNT

WHAT IS THE RETURN OF PREMIUM DEATH BENEFIT AMOUNT?

The Return of Premium Death Benefit Amount allows recovery of Your Premium paid, less withdrawals, upon Death.

HOW IS THE RETURN OF PREMIUM DEATH BENEFIT AMOUNT CALCULATED?

For any Contract Year until the Return of Premium Death Benefit Date, shown in the Rider Specifications Table, the Return of Premium Death Benefit Amount is equal to the greater of A and B, where:

•	A is the base Contract Death Benefit; and

•	B is the Return of Premium Death Benefit Basis. The Return of Premium Death Benefit Basis is shown in the Rider Specifications Table.

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RILA-ROP-DB (05-22)

Fidelity & Guaranty Life Insurance Company

RETURN OF PREMIUM DEATH BENEFIT RIDER (CONTINUED)

GENERAL PROVISIONS

IS THIS RIDER PARTICIPATING AND DOES IT PROVIDE FOR PAYMENT OF DIVIDENDS?

No; this rider is not participating and dividends are not payable.

IS THERE A CHARGE FOR THIS RIDER?

No; there is no explicit charge deducted from your Account Value for this rider.

WHEN DOES THIS RIDER TERMINATE?

This rider will terminate at the earliest of the following events:

•	when the Contract terminates;

•	annuitization;

•	the date of any transfer of ownership or assignment of the Contract or any benefits under the Contract or this rider, unless:

•

The new Owner is required under applicable law to hold the Contract and the proceeds of any benefits under the Contract and this rider for the benefit of the original Owner, or if the original Owner is a Non-Natural person, the Annuitant; or

•

The assignee is required under applicable law to hold the Contract and the proceeds of any benefits under the Contract and this rider for the benefit of the original Owner, or if the original Owner is a Non-Natural person, the Annuitant; or

•	The assignment is temporary and solely for the purpose of effectuating a replacement of the Contract that constitutes an exchange under Section 1035 of the Code;

•

upon calculation of the Return of Premium Death Benefit Amount subsequent to receipt of due proof of death of the first Owner to die (or death of the Annuitant or Joint Annuitant, if a Non-Natural person is the Owner) except as provided under Spousal Continuation; or

•	Return of Premium Death Benefit Date as shown in the Rider Specifications Table.

Signed for the Company.

Fidelity & Guaranty Life Insurance Company

[
Chris Blunt ]
President

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RILA-ROP-DB (05-22)